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                                                                    EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 1 to Form S-3 (No. 333-88171) and related Prospectus of InterVU Inc. for the registration of its common stock expected to be filed on or about November 3, 1999 and to the incorporation by reference therein of our report dated February 12, 1999 (except for the last paragraph of Note 6, as to which the date is March 19, 1999), with respect to the financial statements and schedule of InterVU Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


November 1, 1999
San Diego, California